Exhibit 99.1

NEWS RELEASE

For Immediate Release

Contact: Joseph Espeso (203) 853-0700

BOLT TECHNOLOGY ANNOUNCES ACQUISITION NEGOTIATIONS.

NORWALK, CT., April 30, 2007 – Bolt Technology Corporation (AMEX:BTJ) today announced that it is in negotiations to acquire the net assets of Real Time Systems (“RTS”) for cash. RTS located in Fredricksburg, Texas, develops, manufactures and sells synchronizers for seismic energy sources (air guns). The parties previously entered into a non-binding letter of intent. Completion of the acquisition is subject to the negotiations and execution of a definitive asset purchase agreement with terms acceptable to both parties, completion of due diligence satisfactory to Bolt, and the approval of the transaction by the board of directors of Bolt and the stockholder of RTS.

RTS’s unaudited results of operations for the twelve months ended December 31, 2006, reflect revenues in excess of $4,000,000.

The Company anticipates a closing of the transaction prior to June 30, 2007, subject to satisfactory completion of the negotiations, due diligence and closing conditions. The acquisition cost is expected to be funded from the Company’s existing cash balances.

Bolt Technology Corporation is a leading worldwide developer and manufacturer of seismic energy sources and underwater connectors used in the offshore seismic exploration for oil and gas. Bolt also designs, manufactures and sells precision miniature industrial clutches, brakes and electric motors.

Forward-looking statements in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “estimate,” “project,” “anticipate,” “expect,” “predict,” “believe,” and similar expressions are intended to identify forward-looking statements. Investors are cautioned that all forward-looking statements involve risks and uncertainties, including, without limitation, risks associated with decreased demand for the Company’s products due to fluctuation in energy industry activity, reliance on certain significant customers, significant amount of foreign sales and other risks detailed in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements involve a number of risks and uncertainties which could cause actual results or events to differ materially from those currently anticipated.

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